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SCHEDULE 14A INFORMATION
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PRICE LEGACY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
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October 31, 2003

Dear Stockholder:

        It is my pleasure to invite you to the Annual Meeting of Stockholders of Price Legacy Corporation. This year the meeting will be held on Tuesday, December 16, 2003 at 10:00 a.m., Pacific time at the Rancho Bernardo Inn, 17550 Bernardo Oaks Drive, San Diego, California. Your Board of Directors and Management look forward to meeting with you at this time.

        We consider the annual meeting an excellent opportunity to review the events of the past year and to discuss Price Legacy's objectives with you in person. Information about the annual meeting and the business to be considered and voted upon at the annual meeting is included in the accompanying Notice of Annual Meeting and Proxy Statement.

        Your vote is important regardless of the number of shares you own. I urge you to complete, sign and date the enclosed proxy card and return it as soon as possible, even if you currently plan to attend the meeting. Returning the proxy card will not prevent you from attending the meeting and voting in person, but will ensure that your vote is counted if you are unable to attend the meeting. You should review and consider carefully the matters presented in the accompanying proxy statement.

        Thank you for your interest and participation. I look forward to seeing you at the annual meeting.

Sincerely,

Jack McGrory Chairman of the Board, President and Chief Executive Officer

17140 Bernardo Center Drive, Suite 300
San Diego, California 92128

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Price Legacy Corporation:

        Notice is hereby given that the Annual Meeting of Stockholders of Price Legacy Corporation will be held at the Rancho Bernardo Inn, 17550 Bernardo Oaks Drive, San Diego, California, on Tuesday, December 16, 2003, at 10:00 a.m., Pacific time for the following purposes:

  1.
  To elect six directors for a one-year term and until their successors have been duly elected and qualified. The present board of directors of Price Legacy has nominated and recommends for election as directors the following six persons:

Jack McGrory	James E. Cahill	Murray Galinson	Keene Wolcott
Reuben S. Leibowitz	Melvin L. Keating
  2.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including, if submitted to a vote of Price Legacy's stockholders, a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies.

        The board of directors has fixed the close of business on October 24, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.

        These proposals are more fully described in the proxy statement that accompanies this notice. Please read the proxy statement carefully when determining how to vote on these proposals. Accompanying this notice of annual meeting and the proxy statement is a proxy. Whether or not you expect to attend the annual meeting, please complete, sign and date the enclosed proxy and return it promptly. If you plan to attend the annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

        All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors

Robert M. Siordia Chief Operating Officer and Secretary

San Diego, California
October 31, 2003

17140 Bernardo Center Drive, Suite 300
San Diego, California 92128

PROXY STATEMENT

        This proxy statement is being furnished to the stockholders of Price Legacy Corporation, a Maryland corporation, in connection with the solicitation of proxies by Price Legacy's board of directors from the holders of outstanding shares of Price Legacy's common stock, 8 3/4% Series A Cumulative Redeemable Preferred Stock and 9% Series B Junior Convertible Redeemable Preferred Stock for use at the Annual Meeting of Stockholders of Price Legacy to be held on Tuesday, December 16, 2003, and any adjournments or postponements thereof. This proxy statement is first being mailed to stockholders on or about November 5, 2003.

        All stockholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the proxy in the enclosed envelope.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

How was Price Legacy formed and how does the information presented in this proxy statement relate to Price Enterprises, Inc. and Excel Legacy Corporation?

        Price Legacy was formed in September 2001 from the merger of Price Enterprises, Inc. and Excel Legacy Corporation. Price Enterprises began operations in 1994 and became a self-administered, self-managed REIT in 1997. Excel Legacy began operations in 1997 to pursue a variety of real estate opportunities including acquiring, developing and managing mixed-use and retail properties and real estate related operating companies throughout the United States and Canada. In connection with the merger, Excel Legacy became a wholly owned subsidiary of Price Enterprises, and Price Enterprises changed its name to Price Legacy Corporation. Price Legacy continues to operate as a REIT focused mainly on open-air retail properties throughout the United States. Its current property portfolio primarily consists of shopping centers leased to major retail tenants. Following the merger, Excel Legacy transferred its non-REIT assets to a wholly owned subsidiary, Excel Legacy Holdings, Inc., and Excel Legacy Holdings elected to be treated as a taxable REIT subsidiary.

        Except as noted, information in this proxy statement referring to 2001 (prior to the merger) and 2000 relates to the operations of Price Enterprises. Information in this proxy statement referring to any time after the merger relates to the operations of Price Legacy Corporation as a combined entity.

Are there any recent developments concerning Price Legacy that I should be aware of?

        You may have seen two recent announcements regarding proposed transactions by significant stockholders of Price Legacy and proposed restructuring plans by Price Legacy. On September 9, 2003, Price Legacy announced that Warburg, Pincus Equity Partners, L.P. and its affiliates who own shares of Price Legacy's Series B preferred stock, common stock and warrants to purchase common stock, which are referred to collectively as the Warburg Pincus Entities, entered into a purchase agreement with The Price Group LLC, one of Price Legacy's significant stockholders, to sell all of the securities of Price Legacy held by the Warburg Pincus Entities. The sale is expected to be completed on January 5, 2004.

        On September 22, 2003, Price Legacy announced that it was considering a number of restructuring transactions intended to result in a significant simplification of Price Legacy's capital structure, including a reverse split of Price Legacy's common stock, an exchange offer for Price Legacy's Series A preferred stock (and the potential redemption of any Series A preferred stock that remains outstanding) and an exchange offer for Price Legacy's Series B preferred stock.

        On September 22, 2003, Price Legacy also announced the resignation of Gary B. Sabin, former Co-Chairman and Chief Executive Officer of Price Legacy, Richard B. Muir, former Vice-Chairman of Price Legacy and President of Price Legacy's Excel Legacy subsidiary, Graham R. Bullick, Ph.D., former President and Chief Operating Officer of Price Legacy, and S. Eric Ottesen, former Senior Vice President, General Counsel and Secretary of Price Legacy, including the resignation from Price Legacy's board of directors of Messrs. Sabin and Muir. These resignations became effective on October 15, 2003. Following the resignations of these individuals, Price Legacy's board of directors appointed Jack McGrory as President and Chief Executive Officer and Robert Siordia as Chief Operating Officer and Secretary of Price Legacy.

        In January 2004, as a result of the expected sale of their Series B preferred stock to The Price Group and its assignees, the Warburg Pincus Entities will no longer be entitled to separately elect directors to Price Legacy's board of directors. Accordingly, at that time, Reuben S. Leibowitz and Melvin L. Keating, the directors elected by the Warburg Pincus Entities, will resign from the board of directors. Following their resignations, Price Legacy's board of directors is expected to appoint new directors to fill the remaining vacancies on the board of directors.

Why am I receiving this proxy statement?

        You have received this proxy statement and the enclosed proxy from Price Legacy because you hold shares of common stock, Series A preferred stock and/or Series B preferred stock. The board of directors of Price Legacy is soliciting proxies to vote on the election of directors and any other matters to be considered at the annual meeting. As a stockholder, you are invited to attend the annual meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

What information is contained in this proxy statement?

        The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the board of directors' recommendations regarding the proposals, procedures for voting at the annual meeting, compensation of Price Legacy's directors and its most highly paid executive officers and other information required by federal securities laws. Price Legacy's Annual Report for 2002 is also provided with this proxy statement.

Where and when is the annual meeting being held?

        The annual meeting will be held at the Rancho Bernardo Inn, 17550 Bernardo Oaks Drive, San Diego, California, on Tuesday, December 16, 2003, at 10:00 a.m., Pacific time.

What is the purpose of the annual meeting?

        The annual meeting is being held to consider and vote upon:

  •
  the election of six directors of Price Legacy for a one-year term and until their successors have been duly elected and qualified, and

  •
  such other business as may properly come before the meeting or any adjournment or postponement thereof, including, if submitted to a vote of Price Legacy's stockholders, a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies.

        The board of directors knows of no other business that will be presented for consideration at the annual meeting. However, if any matters are properly presented at the annual meeting or any adjournment or postponement of the annual meeting, including, if submitted to a vote of stockholders, a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies, the proxy holders will be granted discretionary authority with respect to any such matter.

        At the conclusion of the annual meeting, Price Legacy's management will report on Price Legacy's performance since the last annual meeting and respond to questions from stockholders.

How will the directors be elected?

        Pursuant to the terms of Price Legacy's charter, the holders of Series A preferred stock, voting separately, have the right to elect four directors, the Warburg Pincus Entities have the right to elect two directors as long as the Warburg Pincus Entities beneficially own securities representing at least 10% of Price Legacy's outstanding common stock, on an as-converted basis, and the holders of common stock and Series A preferred stock, voting together as a single class, have the right to elect the remaining directors. The resignation of Messrs. Sabin and Muir from the board of directors resulted in two vacancies on the board. The board of directors has not nominated anyone to fill these vacancies at the annual meeting, but intends to nominate directors at the next meeting of stockholders to fill the vacancies on the board following the resignation of the Warburg Pincus Nominees in January 2004. Because the board of directors has not nominated anyone for election at the annual meeting to fill the vacancies created by the resignation of Messrs. Sabin and Muir, who were the only directors elected by the holders of common stock and Series A preferred stock, voting together as a single class, there are no matters being submitted to holders of common stock at the annual meeting.

Who is entitled to vote at the annual meeting?

        All holders of record of shares of common stock, Series A preferred stock and/or Series B preferred stock as of the close of business on October 24, 2003, the record date fixed by the board of directors (the "Record Date"), will be entitled to receive notice of and to vote at the annual meeting on all matters submitted to such stockholders.

        As of the Record Date, there were 34,732,157 shares of common stock issued, outstanding and entitled to be voted at the annual meeting held by approximately 612 stockholders of record, 27,434,166 shares of Price Legacy's Series A preferred stock issued, outstanding and entitled to be voted at the annual meeting held by approximately 501 stockholders of record and 19,666,754 shares of Price Legacy's Series B preferred stock issued, outstanding and entitled to be voted at the annual meeting held by 5 stockholders of record.

How many votes do I have?

        Each share of common stock is entitled to one vote, each share of Series A preferred stock is entitled to one-tenth (1/10th) of one vote and each share of Series B preferred stock is entitled to a number of votes equal to the number of shares of common stock into which the share of Series B preferred stock is then convertible, which is currently one vote per share, on all matters on which such classes of stock are entitled to vote at the annual meeting.

How do I vote by proxy?

        If you complete and properly sign the accompanying proxy card and return it to Price Legacy, and if it is received in time and not revoked, it will be voted at the annual meeting in accordance with the instructions indicated in such proxy. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card at that time or vote in person. If your shares of Price Legacy stock are held in the name of a broker, bank or other nominee and you wish to vote by proxy, you must follow the instructions received from that broker, bank or nominee with this proxy statement. If no instructions are indicated on a proxy card returned to Price Legacy, the shares represented by that proxy will be voted "FOR" the election, as directors of Price Legacy, of the six nominees named in this proxy statement and in the discretion of the proxy holder as to any other matter that may come before the annual meeting, including, if submitted to a vote of stockholders, a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies.

Can I vote in person at the annual meeting?

        If you plan to attend the annual meeting and vote in person, you will receive a ballot when you arrive. If your shares of Price Legacy stock are held in the name of a broker, bank or other nominee, you must follow instructions received from that broker, bank or nominee with this proxy statement in order to vote at the annual meeting or to change your vote.

Can I revoke my vote after I return my proxy card?

        Yes. If you are a registered holder, you may revoke your proxy at any time prior to its exercise at the annual meeting by:

  •
  filing with the corporate secretary of Price Legacy, at or before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy being revoked,

  •
  duly executing a later-dated proxy relating to the same shares and delivering it to the corporate secretary of Price Legacy before the taking of the vote at the annual meeting, or

  •
  attending and voting in person at the annual meeting.

        All written notices of revocation or other communications with respect to revocation of proxies should be sent to Price Legacy Corporation, 17140 Bernardo Center Drive, Suite 300, San Diego, California 92128, Attention: Secretary, or hand delivered to the corporate secretary of Price Legacy at or before the taking of the vote at the annual meeting.

        If your shares are held in the name of a broker, bank or other nominee, you must follow instructions received from such broker, bank or nominee with this proxy statement in order to revoke your vote or to vote at the annual meeting.

What constitutes a quorum?

        The presence, in person or by proxy, of holders of a majority of the combined voting power of the common stock, the Series A preferred stock and the Series B preferred stock will constitute a quorum to conduct business at the annual meeting, except that the presence in person or by proxy of holders of a majority of the voting power of Price Legacy's Series A preferred stock will constitute a quorum for purposes of electing the Series A Preferred Stock Nominees, as described in this proxy statement. Proxies received but marked as abstentions or "broker non-votes" (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) will be included in the calculation of the number of shares present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists, but will not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast."

What are the recommendations of the board of directors?

        Price Legacy's board of directors recommends that you vote FOR election of the six directors named in this proxy statement for a one-year term and until their successors have been duly elected and qualified.

What vote is required to elect the directors?

        Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. The holders of Price Legacy's Series A preferred stock, voting as a separate class, will vote for the election of the Series A Preferred Stock Nominees and the Warburg Pincus Entities will vote for the election of the Warburg Pincus Nominees, as further described in this proxy statement. With respect to the election of directors, each stockholder may (1) vote "for" all nominees elected by the holders of the class of stock held by such stockholder, (2) "withhold authority" to vote for all nominees or (3) withhold authority to vote for any individual nominee or nominees but vote for all other nominees. Because directors are elected by a plurality of the votes cast, votes to withhold authority with respect to one or more nominees and any "broker non-votes" will have no effect on the outcome of the election so long as a quorum is present at the annual meeting.

What does it mean if I get more than one proxy card?

        You should vote on each proxy card you receive. You will receive separate proxy cards for all shares you hold in different ways, such as jointly with another person or in trust, or in different brokerage accounts. If you hold shares in a stock brokerage account, you will receive a proxy card or information about other methods of voting from each broker, and you must send your vote to your broker according to the broker's instructions.

Who will count the votes?

        Mellon Investor Services LLC, Price Legacy's transfer agent, will act as inspector of election for the annual meeting and tabulate the votes.

How will the costs of soliciting proxies be paid and in what manner will proxies be solicited?

        Price Legacy will pay all of the costs associated with soliciting the proxies, including the cost of preparing, assembling and mailing the notice of annual meeting, proxy statement and proxy. In addition to soliciting proxies by mail, Price Legacy's officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals. Price Legacy will reimburse such persons' out-of-pocket expenses.

How can I as a stockholder arrange for a proposal to be included in next year's proxy statement and considered at next year's annual meeting?

        For your proposal to be considered for inclusion in Price Legacy's proxy statement for the next annual meeting of stockholders and form of proxy, it must be received at Price Legacy's principal executive offices not later than July 3, 2004. If you are eligible to submit the proposal, and if it is an appropriate proposal under proxy rules of the Securities and Exchange Commission, or SEC, and Price Legacy's bylaws, it will be included. In addition, under SEC rules and Price Legacy's bylaws, if Price Legacy has not received notice by October 17, 2004 of any matter a stockholder intends to propose for a vote at the next annual meeting of stockholders, then a proxy solicited by the board may be voted on the matter in the discretion of the proxy holder, without discussion of the matter in the proxy statement soliciting such proxy and without the matter appearing as a separate item on the proxy card.

PROPOSAL 1:

ELECTION OF DIRECTORS

General

        The board of directors currently consists of the following six directors: Jack McGrory, James F. Cahill, Murray Galinson, Keene Wolcott, Reuben S. Leibowitz and Melvin L. Keating. The current directors will serve until the annual meeting and until their respective successors have been duly elected and qualified.

        Pursuant to the terms of Price Legacy's charter, directors are to be elected at each annual meeting to serve one-year terms and until their successors have been duly elected and qualified. Under Price Legacy's charter, four directors are to be elected by the holders of Series A preferred stock, voting separately (the "Series A Preferred Stock Nominees"), two directors are to be elected by the Warburg Pincus Entities (the "Warburg Pincus Nominees"), so long as the Warburg Pincus Entities beneficially own securities representing at least 10% of Price Legacy's outstanding common stock, on an as-converted basis, and the remaining directors are to be elected by the holders of common stock and Series A preferred stock, voting together as a single class. The resignation of Messrs. Sabin and Muir from the board of directors on October 15, 2003 resulted in two vacancies on the board. The board of directors intends to nominate directors at the next meeting of stockholders to fill the vacancies on the board of directors following the resignation of the Warburg Pincus Nominees in January 2004.

        The following table sets forth information regarding the persons who are nominees. This information includes each nominee's name, position with Price Legacy, if any, and age. Each of the nominees listed below has been nominated and recommended for election to serve as a director for a term of one year and until his successor has been duly elected and qualified. Other than the Warburg Pincus Nominees, who will resign following completion of the sale of Price Legacy securities by the Warburg Pincus Entities (see "Certain Relationships and Related Transactions—Warburg Pincus Stock Sale"), each of the nominees has individually advised the board of directors that he is able and willing to serve as a director of Price Legacy.

  Series A Preferred Stock Nominees

Name	Age	Position with Price Legacy
Jack McGrory	53	Chairman of the Board, President and Chief Executive Officer
James F. Cahill	48	Director
Murray Galinson	65	Director
Keene Wolcott	72	Director

  Warburg Pincus Nominees

Name	Age	Position with Price Legacy
Reuben S. Leibowitz	56	Director
Melvin L. Keating	56	Director

        Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unable to serve, the shares represented by the proxies will be voted for another person or persons designated by Price Legacy's board of directors. In no event will the proxies be voted for more than six nominees.

        As further discussed below under the caption "Certain Relationships and Related Transactions—Warburg Pincus Stock Sale," the Warburg Pincus Entities have entered into an agreement to sell all of the securities of Price Legacy they hold. Following completion of the sale, the Warburg Pincus Entities' right to elect the Warburg Pincus Nominees will terminate, and the Warburg Pincus Nominees will resign from the board of directors.

        Set forth below is information regarding each of the above named individuals, including a description of his positions and offices with Price Legacy, a description of his principal occupation and business experience during at least the last five years, directorships presently held by him in other companies and the date he was first elected to Price Legacy's board of directors.

        Jack McGrory has served as Chairman of the Board of Price Legacy since September 2001 and as President and Chief Executive Officer since October 2003. Mr. McGrory served as Chairman of the Board of Price Legacy's predecessor, Price Enterprises, and as a director of Excel Legacy from November 1999 to September 2001. Mr. McGrory currently serves as Executive Vice President of San Diego Revitalization Corp., a non-profit organization focused on real estate development in an inner city community of San Diego, a position he has held since November 2001. Mr. McGrory also has served as Managing Director of The Price Group, which is engaged in securities and real estate investments, since August 2000. Mr. McGrory served as Chief Operating Officer of the San Diego Padres from October 1999 to August 2000 and is a member of its board of directors. Mr. McGrory served as President and Chief Executive Officer of Price Enterprises from September 1997 to November 1999 and as City Manager of the City of San Diego from March 1991 to August 1997. Mr. McGrory is also a director of PriceSmart, Inc., a publicly traded operator of international membership shopping stores.

        James F. Cahill has served as a director of Price Legacy since September 2001. Mr. Cahill served as a director of Price Enterprises from August 1997 to September 2001. Mr. Cahill has also served as Executive Vice President of Price Entities since January 1987. In this position with Price Entities, he is responsible for the oversight and investment activities of the financial portfolio of Sol Price, founder of The Price Company, and related entities. Mr. Cahill has been a director of PriceSmart since November 1999, and currently serves as Vice-Chairman. He is also currently Executive Vice President of San Diego Revitalization Corp., a position he has held since November 2001. Prior to 1987, Mr. Cahill was employed at The Price Company for ten years with his last position being Vice President of Operations. Mr. Cahill was a director of Neighborhood National Bank, located in San Diego, from 1992 through January 1998.

        Murray Galinson has served as a director of Price Legacy since September 2001. Mr. Galinson served as a director of Price Enterprises from August 1994 to November 1999 and from January 2001 to September 2001. Mr. Galinson has also served as Chairman of the Board of San Diego National Bank and SDNB Financial Corp. since May 1996 and as a director of both entities since their inception in 1981. Mr. Galinson served as President of both entities from September 1984 until May 1996 and as Chief Executive Officer of both entities from September 1984 to September 1997. Mr. Galinson is also a director of PriceSmart.

        Keene Wolcott has served as a director of Price Legacy since September 2001. Mr. Wolcott has also served as President of Wolcott Investments, Inc., a private investment company, since 1975. Mr. Wolcott served as a director of The Price REIT, Inc. from January 1995 until 1998. From 1969 to 1973, Mr. Wolcott served as Chief Executive Officer of the Colorado Corporation, which managed investor funds in oil and gas exploration. Prior to 1969, he served as Senior Vice President of Hayden, Stone and Company, a securities brokerage firm.

        Reuben S. Leibowitz has served as a director of Price Legacy since September 2001. Mr. Leibowitz is a Managing Director and member of Warburg Pincus LLC, a private equity investment firm, which manages affiliated entities that hold shares of Price Legacy's Series B preferred stock and common stock. Mr. Leibowitz is also a general partner of Warburg, Pincus & Co. He has been associated with Warburg Pincus since 1984. Mr. Leibowitz is also a director of Chelsea Property Group, Inc. and a number of private companies. Mr. Leibowitz is a member of the New York State Bar and a certified public accountant.

        Melvin L. Keating has served as a director of Price Legacy since September 2001. Mr. Keating has served as President of Picasso Properties Corporation, a real estate consulting firm, since 1997. From 1995 to 1997, Mr. Keating served as President of Sunbelt Management Company, an owner and operator of commercial and retail real estate in North America. From 1986 to 1995, Mr. Keating served as Senior Vice President of various entities controlled by the Reichmann family, including Reichmann International Companies and Olympia & York Companies, U.S.A., which were engaged in the real estate development business, including the development and construction of major urban office buildings and other commercial property. Mr. Keating is a director of Plymouth Rubber Company, Inc.

Vote Required

        Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. The holders of Price Legacy's Series A preferred stock, voting as a separate class, will vote for the election of the Series A Preferred Stock Nominees (Messrs. McGrory, Cahill, Galinson and Wolcott) and the Warburg Pincus Entities will vote for the election of the Warburg Pincus Nominees (Messrs. Leibowitz and Keating). Because the board of directors has not nominated anyone for election at the annual meeting to fill the vacancies created by the resignation of Messrs. Sabin and Muir, who were the only directors elected by the holders of common stock and Series A preferred stock, voting together as a single class, there are no matters being submitted to holders of common stock at the annual meeting. Stockholders are not permitted to cumulate their votes for the purpose of electing directors. The failure to vote, a vote to abstain and any "broker non-votes" will have no effect on the election of nominees to Price Legacy's board of directors.

        If no contrary indication is made, proxies received by Price Legacy will be voted for each of the six nominees for director or, if for any reason any of them becomes unavailable for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitute nominee or nominees proposed by the board.

Board Recommendation

        The board of directors unanimously recommends that you vote for each of the nominees set forth above.

Meetings of the Board

        During 2002, the board held five meetings. Each director attended at least 75% of the aggregate of all meetings held in 2002 by the board and all meetings held by all committees of the board on which each director served.

Committees of the Board

        Audit Committee.    During 2002, the audit committee consisted of Messrs. Keating (Chairman), McGrory and Wolcott and held six meetings. Pursuant to the terms of a charter adopted by the board of directors, the audit committee reviews the annual audits of Price Legacy's independent public accountants, reviews and evaluates internal accounting controls, recommends the selection of Price Legacy's independent public accountants, reviews and passes upon (or ratifies) related party transactions and conducts the reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between, Price Legacy and its independent public accountants. On October 15, 2003, Mr. McGrory was appointed Price Legacy's President and Chief Executive Officer and Mr. Galinson replaced Mr. McGrory on the audit committee. The composition of the audit committee is expected to change in connection with the Warburg Pincus stock sale and the resignation of Mr. Keating from the board of directors in January 2004, although no final determinations have yet been made with respect to any such changes.

        Compensation Committee.    During 2002, the compensation committee consisted of Messrs. Leibowitz (Chairman), Cahill and Galinson and held one meeting. The compensation committee reviews compensation of senior officers of Price Legacy and administers its executive compensation policies and stock based compensation plans. The composition of the compensation committee (which is currently the same as in 2002) is expected to change in connection with the Warburg Pincus stock sale and the resignation of Mr. Leibowitz from the board of directors in January 2004, although no final determinations have yet been made with respect to any such changes.

        Executive Committee.    During 2002, the executive committee consisted of Messrs. McGrory (Chairman), Sabin, Leibowitz, Cahill and Galinson and held three meetings. The executive committee has all powers and rights necessary to exercise the full authority of the board in the management of the business and affairs of Price Legacy, except as provided in Maryland law or Price Legacy's bylaws. In connection with his resignation from the board of directors on October 15, 2003, Mr. Sabin also resigned from the executive committee. The composition of the executive committee is expected to change in connection with the Warburg Pincus stock sale and the resignation of Mr. Leibowitz from the board of directors in January 2004, although no final determinations have yet been made with respect to any such changes.

        The board of directors has not designated a nominating committee. The functions normally performed by a nominating committee are performed by the entire board of directors.

Compensation of Directors

        During 2002, each non-employee director of Price Legacy received cash compensation of $6,000 for serving on Price Legacy's board of directors. In addition, each non-employee director received $500 for each board meeting attended in person. Each director who sits on a committee of the board of directors also received $500 for each committee meeting attended in person. The Chairman of the Board received an additional $4,000 in cash compensation for serving as Chairman. In April 2003, the board increased the annual director fees paid to non-employee directors to $15,000 and increased the compensation non-employee directors receive for in-person attendance at board meetings to $1,000. The board also increased the additional annual compensation paid to the Chairman of the Board by $5,000 and determined to pay the Chairman of the audit committee additional annual compensation in the amount of $15,000 for service as Chairman of that committee. Directors will continue to receive $500 for each committee meeting they attend in person. In addition to director fees, each non-employee director of Price Legacy is granted an option to purchase 10,000 shares of common stock on the date the director is first elected to the board of directors. At each subsequent annual meeting of stockholders at which the non-employee director is re-elected, the director receives an option to purchase 5,000 shares of common stock.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of shares of common stock, Series A preferred stock and Series B preferred stock as of October 24, 2003, by: (1) each director and nominee for director; (2) each Named Executive Officer (as defined in the Summary Compensation Table below); (3) all executive officers and directors of Price Legacy as a group; and (4) all other stockholders known by Price Legacy to be beneficial owners of more than five percent of its common stock, Series A preferred stock or Series B preferred stock. Except as otherwise indicated, each individual named has a business address of 17140 Bernardo Center Drive, Suite 300, San Diego, California 92128, and has sole investment and voting power with respect to the securities shown.

	Number of Shares Beneficially Owned			Percent Beneficially Owned (%)(2)
Name	Common(1)	Series A Preferred	Series B Preferred	Common	Series A Preferred	Series B Preferred	Percent of Total Voting Power (%)
Gary B. Sabin(3)(4)	792,475	1,466	—	2.2	*	*	*
Richard B. Muir(3)	845,670	—	—	2.4	*	*	*
Graham R. Bullick, Ph.D.(3)	339,257	—	—	1.0	*	*	*
James Y. Nakagawa	109,887	400	—	*	*	*	*
Mark T. Burton	269,715	—	—	*	*	*	*
Jack McGrory(5)(6)	6,713,555	4,170,556	1,681,142	19.2	15.2	8.5	15.0
James F. Cahill(5)(7)	6,699,554	4,359,610	1,681,142	19.2	15.9	8.5	15.0
Murray Galinson(5)(8)	6,699,554	4,297,988	1,681,142	19.2	15.7	8.5	15.0
Keene Wolcott(9)	65,000	—	—	*	*	*	*
Reuben S. Leibowitz(10)	7,515,000	—	17,985,612	20.2	*	91.5	40.2
Melvin L. Keating(11)	15,000	—	—	*	*	*	*
The Price Group(12)	5,683,854	992,800	1,681,142	16.3	3.6	8.5	12.7
The Price Family Charitable Fund	1,000,700	1,709,502	—	2.9	6.2	*	2.0
San Diego Revitalization Corp.	—	1,450,000	—	*	5.3	*	*
Sol Price(5)(13)	6,684,554	8,450,929	1,681,142	19.1	30.8	8.5	15.7
Robert E. Price(5)(14)	6,695,220	7,540,461	1,681,142	19.1	27.5	8.5	15.6
The Warburg Pincus Entities(10)	7,500,000	—	17,985,612	20.1	*	91.5	40.2
Reed Conner & Birdwell, LLC(15)	3,500,189	—	—	10.1	*	*	6.1
Charles T. Munger(16)	—	2,000,000	—	*	7.3	*	*
All executive officers and directors as a group (9 persons)	14,718,157	4,531,044	19,666,754	38.8	16.5	100.0	55.3

*
Less than 1%.

(1)
Includes the following shares issuable upon the exercise of outstanding stock options that are exercisable within 60 days of October 24, 2003: Mr. Sabin—791,000; Mr. Muir—723,667; Dr. Bullick—334,500; Mr. Nakagawa—87,874; Mr. Burton—236,875; Mr. McGrory—29,001; Mr. Cahill—15,000; Mr. Galinson—15,000; Mr. Wolcott—15,000; Mr. Leibowitz—15,000; and Mr. Keating—15,000.

(2)
Percentages are based on 34,732,157 shares of common stock, 27,434,166 shares of Series A preferred stock and 19,666,754 shares of Series B preferred stock outstanding as of October 24, 2003, plus, for each person, the shares that would be issued assuming that person exercises all options he holds that are exercisable within 60 days of October 24, 2003.

(3)
Resigned from their positions with Price Legacy effective October 15, 2003.

(4)
Includes 309 shares of common stock over which Mr. Sabin and his wife share voting and dispositive power, which are held by Mr. Sabin and/or Mrs. Sabin as custodian for their minor children. Also includes 1,166 shares of common stock over which Mr. Sabin has sole voting and dispositive power.

(5)
Jack McGrory, James F. Cahill, Murray Galinson, Sol Price and Robert E. Price are directors of The Price Family Charitable Fund and San Diego Revitalization Corp. and co-managers of The Price Group. As such, for purposes of this table, they are each deemed to beneficially own 1,000,700 shares of common stock and 1,709,502 shares of Series A preferred stock held by the Charitable Fund, 1,450,000 shares of Series A preferred stock held by San Diego Revitalization and 5,683,854 shares of common stock, including 233,679 shares of common stock issuable upon the exercise of a currently exercisable warrant, 992,800 shares of Series A preferred stock and 1,681,142 shares of Series B preferred stock held by The Price Group. Each of Sol Price, Robert E. Price, James F. Cahill, Murray Galinson and Jack McGrory has shared voting and dispositive power with respect to, and disclaims beneficial ownership of, the shares held by the Charitable Fund, San Diego Revitalization and The Price Group. The business address for Jack McGrory, James F. Cahill, Murray Galinson, Sol Price and Robert E. Price is c/o The Price Entities, 7979 Ivanhoe Avenue, Suite 520, La Jolla, California 92037.

(6)
Includes 2,264 shares of Series A preferred stock held by Mr. McGrory as custodian for his minor children. Mr. McGrory disclaims beneficial ownership of such shares.

(7)
Includes 4,400 shares of Series A preferred stock held by Mr. Cahill as custodian for his minor children and 96,992 shares of Series A preferred stock held by trusts in which Mr. Cahill is a trustee. Mr. Cahill has shared voting and dispositive power with respect to, and disclaims beneficial ownership of, the shares held by the trusts.

(8)
Includes 64,199 shares of Series A preferred stock held by the Galinson Foundation, 45,000 shares of Series A preferred stock held by the Galinson Charitable Remainder Trust 2, 21,047 shares of Series A preferred stock held by the Murray and Elaine Galinson Family Trust, 10,000 shares of Series A preferred stock held by the Galinson Family Partnership, 3,565 shares of Series A preferred stock held by Kindervest and 1,875 shares of Series A preferred stock held by Mr. Galinson's spouse. Mr. Galinson disclaims beneficial ownership of such shares.

(9)
Mr. Wolcott's business address is 4545 North Lane, Del Mar, California 92014.

(10)
E.M. Warburg Pincus, LLC ("Warburg Pincus"), manages Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V. and Warburg, Pincus Netherlands Equity Partners III, C.V., which beneficially own an aggregate of 7,500,000 shares of common stock, including 2,500,000 shares of common stock issuable upon the exercise of a currently exercisable warrant, and 17,985,612 shares of Series B preferred stock. Mr. Leibowitz is a Managing Director and member of Warburg Pincus. As such, Mr. Leibowitz may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended) in an indeterminate portion of the shares of Price Legacy stock beneficially owned by Warburg Pincus. Mr. Leibowitz disclaims beneficial ownership of these shares. The business address for Mr. Leibowitz and Warburg Pincus is 466 Lexington Avenue, New York, New York 10017.

(11)
Mr. Keating's business address is 18 Driftwood Drive, Livingston, New Jersey 07039.

(12)
Includes 233,679 shares of common stock issuable upon the exercise of a currently exercisable warrant and 24,000 shares of Series A preferred stock held by an entity controlled by The Price Group.

(13)
Includes 4,298,627 shares of Series A preferred stock held by trusts of which Sol Price is a trustee, and as to which Sol Price has sole voting and dispositive power.

(14)
Includes 3,387,635 shares of Series A preferred stock held by trusts of which Robert E. Price is a trustee. Robert E. Price has shared voting and dispositive power with respect to such shares. Also includes 524 shares of Series A preferred stock held by Robert E. Price through Price Legacy's 401(k) plan and 10,666 shares of common stock held by Robert E. Price as custodian for his minor children.

(15)
Includes 3,500,189 shares of common stock beneficially owned by Reed Conner & Birdwell, LLC ("RCB") and Messrs. Donn B. Conner and Jeff Bronchick, officers of RCB. This information is based solely upon information contained in a Schedule 13D filed with the SEC on August 8, 2003. The business address for RCB and Messrs. Conner and Bronchick is 11111 Santa Monica Boulevard, Suite 1700, Los Angeles, California 90025.

(16)
Includes 15,000 shares of Series A preferred stock owned by Charles T. Munger, 92,115 shares of Series A preferred stock owned by Philip B. Munger, 1,275,000 shares of Series A preferred stock held by NBACTMC Partnership, 287,040 shares of Series A preferred stock held by Alfred C. Munger Trusts and 330,845 shares of Series A preferred stock held by Charles T. and Nancy B. Munger Trusts. This information is based solely upon information contained in a Schedule 13G filed with the SEC on February 5, 1999. Charles T. Munger's business address is 355 South Grand Avenue, 34th Floor, Los Angeles, California 90071.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers and Other Key Employees

        Set forth below are the names, positions and ages of the executive officers and other key employees of Price Legacy:

Name	Age	Position
Jack McGrory	53	Chairman, President and Chief Executive Officer
Robert M. Siordia	43	Chief Operating Officer and Secretary
Mark T. Burton	42	Senior Vice President—Acquisitions/Dispositions
James Y. Nakagawa	37	Chief Financial Officer
John A. Visconsi	59	Senior Vice President—Asset Management
Susan M. Wilson	45	Senior Vice President—Office/Industrial/Hospitality

        Jack McGrory has served as Chairman of the Board of Price Legacy since September 2001 and as President and Chief Executive Officer of Price Legacy since October 2003. For a more detailed discussion of Mr. McGrory's business experience, see "Election of Directors."

        Robert M. Siordia has served as Chief Operating Officer and Secretary of Price Legacy since October 2003. From March 2003 to October 2003, Mr. Siordia was employed by The Price Group. From February 2000 to December 2002, Mr. Siordia served as Vice President for Deutsche Bank in the firm's real estate investment banking operations and from January 2003 to March 2003 served as Director. From October 1994 to November 1999, Mr. Siordia served as Vice President of West Coast Real Estate for Price Enterprises, Inc. From 1986 through September 1993, Mr. Siordia worked for The Price Company in various capacities within the company's real estate operations. Mr. Siordia assumed the position of Assistant Vice President of Price/Costco, Inc. following the merger of The Price Company and Costco Wholesale Corporation in 1993.

        Mark T. Burton has served as Senior Vice President—Acquisitions/Dispositions of Price Legacy since September 2001. Mr. Burton served as Senior Vice President—Acquisitions of Price Enterprises from November 1999 to September 2001 and in the same position with Excel Legacy from November 1997 to September 2001. Mr. Burton served as Senior Vice President—Acquisitions with Excel Realty Trust and then New Plan Excel from October 1995 to April 1999. He also served as a Vice President of Excel Realty Trust from January 1989 to October 1995. Mr. Burton was associated with Excel Realty Trust and its affiliates beginning in 1983, primarily in the evaluation and selection of property acquisitions.

        James Y. Nakagawa has served as Chief Financial Officer of Price Legacy since September 2001. Mr. Nakagawa served as Chief Financial Officer of Price Enterprises from November 1999 to September 2001 and in the same position with Excel Legacy from October 1998 to September 2001. From March 1998 to October 1998, Mr. Nakagawa served as Controller of Excel Legacy. Mr. Nakagawa served as Controller of Excel Realty Trust and then New Plan Excel from September 1994 to April 1999. Prior to joining New Plan Excel, Mr. Nakagawa was a manager at Coopers & Lybrand LLP. Mr. Nakagawa is a certified public accountant.

        John A. Visconsi has served as Senior Vice President—Asset Management of Price Legacy since September 2001. Mr. Visconsi served as Senior Vice President—Asset Management of Price Enterprises from November 1999 to September 2001 and in the same position with Excel Legacy from May 1999 to September 2001. Mr. Visconsi served as Vice President—Leasing with Excel Realty Trust and then New Plan Excel from January 1995 to April 1999. He also served as Senior Vice President of Price

Enterprises from January 1994 to March 1995. From 1981 to 1994, Mr. Visconsi was Director of Leasing and Land Development of Hahn Trizec, Inc.

        Susan M. Wilson has served as Senior Vice President—Office/Industrial/Hospitality of Price Legacy since September 2001. Ms. Wilson served as Senior Vice President—Mixed Use/Development of Price Enterprises and as Senior Vice President—Office/Industrial/Hospitality of Excel Legacy from December 1999 to September 2001. From May 1992 to May 1998, Ms. Wilson owned and operated her own real estate development and property management firm specializing in office, industrial and multi-family projects.

Executive Compensation

        The following Summary Compensation Table sets forth summary information concerning compensation paid by Price Legacy to or on behalf of Price Legacy's Chief Executive Officer and each of Price Legacy's other four most highly compensated executive officers (collectively, the "Named Executive Officers") for the years ended December 31, 2002, 2001 and 2000.

Summary Compensation Table

Long-term Compensation
Fiscal Year Compensation(2)
Name and Principal Position(s)(1)					Securities Underlying Options	All Other Compensation(4)
	Year	Salary	Bonus(3)
Gary B. Sabin Former Co-Chairman and Chief Executive Officer	2002 2001 2000	$321,875 75,000 —	$	— 150,000 —	— 762,333 —	$29,452 6,239 —
Richard B. Muir Former Vice Chairman and Assistant Secretary	2002 2001 2000	221,875 50,000 —		— 100,000 —	— 697,000 —	24,770 4,896 —
Graham R. Bullick, Ph.D. Former President and Chief Operating Officer	2002 2001 2000	193,750 37,500 —		— 75,000 —	— 314,500 —	25,092 5,114 —
James Y. Nakagawa Chief Financial Officer	2002 2001 2000	170,625 30,000 —		35,000 70,000 —	— 307,500 —	24,205 4,338 —
Mark T. Burton Senior Vice President—Acquisitions/Dispositions	2002 2001 2000	171,875 37,500 —		— 75,000 —	— 307,500 —	21,915 4,852 —

(1)
Messrs. Sabin, Muir and Bullick resigned from their positions with Price Legacy effective October 15, 2003.

(2)
The Named Executive Officers received no compensation directly from Price Legacy in 2001 prior to the merger, or in 2000. During that time, Excel Legacy paid the compensation of the Named Executive Officers, and Price Enterprises reimbursed Excel Legacy for the operational expenses of Price Enterprises under an administrative services agreement between the companies, pursuant to which Price Enterprises paid Excel Legacy $2,366,300 and $3,026,200 in 2001 and 2000, respectively. The following table provides information regarding the amounts paid to the Named Executive Officers by Excel Legacy during 2001 and 2000:

Name	Year	Salary	Bonus		Securities Underlying Options	All Other Compensation(3)
Gary B. Sabin	2001 2000	$225,000 300,000	$	— 60,000	— 40,000	$18,717 9,138
Richard B. Muir	2001 2000	150,000 200,000		— 40,000	— 37,000	14,688 12,183
Graham R. Bullick, Ph.D.	2001 2000	112,500 150,000		— 40,000	— 30,000	13,563 12,183
James Y. Nakagawa	2001 2000	105,000 140,000		— 28,000	— 30,000	12,883 16,148
Mark T. Burton	2001 2000	112,500 150,000		— 80,000	— 30,000	14,566 12,222

(3)
The bonuses represent amounts awarded by the compensation committee related to 2002 and 2001 and paid by Price Legacy in March 2003 and February 2002, respectively.

(4)
All other compensation consists of medical and dental benefits, life insurance, long-term disability insurance, car allowances and contributions to Price Legacy's 401(k) plan on behalf of each Named Executive Officer.

Aggregated Option Exercises in 2002 and Fiscal Year-End Option Values

        The following table provides information concerning exercises of stock options by each of the Named Executive Officers during 2002, and the number of options and value of unexercised options held by each person on December 31, 2002.

			Number of Securities Underlying Unexercised Options At Fiscal Year-End		Value of Unexercised In-The-Money Options At Fiscal Year-End(1)
Name	Number of Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Gary B. Sabin	—	—	565,916	225,084	—	—
Richard B. Muir	—	—	523,417	200,250	—	—
Graham R. Bullick, Ph.D.	—	—	238,625	95,875	—	—
James Y. Nakagawa	—	—	87,874	44,959	—	—
Mark T. Burton	—	—	236,875	90,625	—	—

(1)
The dollar values have been calculated by determining the difference between the fair market value of the securities underlying the options and the closing price of the common stock on December 31, 2002.

Compensation Plans

        Price Legacy Stock Option Plans.    The 2001 option plan provides for the grant to executive officers, other key employees, consultants and directors of Price Legacy of a broad variety of stock-based compensation alternatives such as nonqualified stock options, incentive stock options, restricted stock, dividend equivalent awards, deferred stock awards, stock payment awards, stock appreciation rights and performance awards. The 2001 option plan currently provides for aggregate award grants of up to 3,630,000 shares of common stock. This aggregate limit automatically increases on January 1 of each calendar year by 10% of the aggregate limit in effect for the immediately preceding calendar year, up to a maximum of 5,000,000 shares of common stock. In connection with the merger in September 2001, Price Legacy assumed Excel Legacy's stock option plan, which provided for the grant of a broad variety of stock-based compensation alternatives. The number of shares of common stock and the exercise price underlying each option granted under this plan prior to the merger were adjusted to reflect the exchange ratio in the merger. No future grants will be made under this plan. As of October 24, 2003, options to purchase an aggregate of 3,139,838 shares of common stock at prices ranging from $3.10 to $6.94 were outstanding under the 2001 option plan and the Excel Legacy stock option plan assumed by Price Legacy in the merger.

        401(k) Retirement Plan and Trust.    Price Legacy has established a tax-qualified employee savings and retirement plan (401(k) Plan) covering all employees who have been employed by Price Legacy for at least six months and who are at least 21 years of age. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the maximum amount determined by the federal government each year and have the amount of such reduction contributed to the 401(k) Plan. Price Legacy contributes three percent of each eligible employee's base salary to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional cash contributions to the 401(k) Plan by Price Legacy. The 401(k) Plan is intended to qualify under the Code so that contributions to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn, and so that contributions by Price Legacy are deductible by Price Legacy when made for income tax purposes.

Compensation Committee Interlocks and Insider Participation

        No interlocking relationship existed during 2002 or currently exists between any member of the compensation committee and any member of any other company's board of directors or compensation committee.

COMPENSATION COMMITTEE REPORT

        Set forth below in full is the report of the compensation committee of Price Legacy's board of directors regarding the compensation paid by Price Legacy to its executive officers during 2002:

        The philosophy of Price Legacy's compensation program is to employ, retain and reward executives capable of leading Price Legacy in achieving its business objectives. These objectives include:

  •
  enhancing stockholder value;

  •
  maximizing financial performance;

  •
  preserving a strong financial posture;

  •
  increasing Price Legacy's assets;

  •
  attracting and retaining highly qualified executive management; and

  •
  positioning its assets and business in geographic markets offering long-term growth opportunities.

        The accomplishment of these objectives is measured against the conditions characterizing the industry within which Price Legacy operates. Price Legacy and the compensation committee believe this philosophy will properly motivate the executives, and thereby promote achievement of Price Legacy's business objectives.

Components of Executive Compensation

        Base Salary.    Base salary is established by Price Legacy's compensation committee based on each executive's job responsibilities, level of experience, individual performance and contribution to the business, with reference to the competitive marketplace for executive officers at other similar companies. The compensation committee believes that the base salaries paid to executive officers of Price Legacy are at competitive levels relative to the various markets from which Price Legacy attracts its executive talent. The base salary and other employment benefits for Price Legacy's executive officers are provided pursuant to employment agreements with the executive officers.

        Annual Cash Incentive Bonus.    Annual cash incentive bonuses are established by the compensation committee at the end of the fiscal year and are based on Price Legacy's performance, individual performance and compensation surveys. Bonuses awarded in prior years are also taken into consideration. While executive officers of Price Legacy with employment agreements historically were able to receive up to 100% of their base salary in the form of a bonus, in connection with the execution of amended and restated employment agreements with these executive officers, the compensation committee established a Performance Based Incentive Plan intended to provide cash bonus awards to these executive officers if Price Legacy achieves strategic objectives established by the compensation committee.

        Long-Term Incentives.    Long-term incentives generally include awards of stock options, though under Price Legacy's stock option and incentive plan they may also include a variety of stock-based compensation alternatives such as restricted stock, dividend equivalent awards, deferred stock awards, stock payment awards, stock appreciation rights and performance awards. The objective for the awards is to closely align executive interests with the longer term interests of stockholders. These awards, which are at risk and dependent on the creation of incremental stockholder value or the attainment of cumulative financial targets over several years, represent a portion of the total compensation opportunity provided for the executive officers. Award sizes are based on individual performance, level of responsibility, the individual's potential to make significant contributions to Price Legacy and award levels at other similar companies.

Compensation of Chief Executive Officer(1)

        Price Legacy's Chief Executive Officer, Gary B. Sabin, is compensated pursuant to the terms of an employment agreement with Price Legacy. During 2002, Mr. Sabin received a base salary of $325,000, which represents an 8.3% increase over the base salary Mr. Sabin received during 2001. Mr. Sabin received no bonus for 2002. Mr. Sabin's base salary has not been increased for 2003. Mr. Sabin is eligible to participate in Price Legacy's stock option plan. The compensation committee believes that Mr. Sabin's annual compensation has been set at a level competitive with other companies in the industry.

Tax Considerations

        Section 162(m) of the Code generally limits the tax deductions a public corporation may take for compensation paid to its Chief Executive Officer and its other four most highly compensated executive officers to $1 million per executive per year. Price Legacy does not presently anticipate that any of its executive officers will exceed the non-performance based compensation threshold of Section 162(m). The compensation committee intends to evaluate Price Legacy's executive compensation policies and benefit plans during the coming year to determine whether any actions to maintain the tax deductibility of executive compensation are in the best interest of Price Legacy's stockholders.

        The foregoing report has been furnished by the compensation committee of the board of directors.

Reuben S. Leibowitz James F. Cahill Murray Galinson March 20, 2003

(1)
Subsequent to the date the compensation committee furnished its report, Mr. Sabin resigned as Price Legacy's Co-Chairman and Chief Executive Officer.

AUDIT COMMITTEE REPORT

        The audit committee of Price Legacy's board of directors is comprised of three independent directors as required by the listing standards of the Nasdaq National Market and AMEX. The audit committee operates pursuant to a written charter adopted by the board of directors.

        The role of the audit committee is to oversee Price Legacy's financial reporting process on behalf of the board of directors. Price Legacy's management has the primary responsibility for its financial statements as well as Price Legacy's financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of Price Legacy's financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

        In this context, the audit committee has reviewed and discussed the audited financial statements of Price Legacy as of and for the year ended December 31, 2002 with management and the independent auditors. The audit committee has discussed with the independent auditors the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the audit committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from Price Legacy. The audit committee has also considered whether the independent auditor's provision of non-audit services to Price Legacy is compatible with maintaining the auditor's independence.

        Based on the reports and discussions described above, the audit committee recommended to Price Legacy's board of directors that the audited financial statements be included in Price Legacy's Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the SEC.

        Submitted on March 11, 2003 by the members of the audit committee of Price Legacy's board of directors.

Melvin L. Keating Jack McGrory (1) Keene Wolcott

(1)
Subsequent to the date the audit committee furnished its report, Mr. McGrory resigned as a member of the audit committee.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

        Price Legacy's financial statements for 2002 have been audited by PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be available at the annual meeting to respond to appropriate questions from stockholders and to make a statement if they desire to do so. Price Legacy's board of directors will select independent accountants for the current year sometime after the annual meeting.

        During 2002, in connection with the audit of its 2002 financial statements, Price Legacy received the following audit and non-audit related services from PricewaterhouseCoopers LLP.

Audit Fees

        The aggregate fees for professional services rendered by PricewaterhouseCoopers for the audit of Price Legacy's annual financial statements for the 2002 fiscal year, the review of the financial statements included in Price Legacy's Quarterly Reports on Form 10-Q filed with the SEC during 2002 and procedures performed to provide consents to the reference of these documents were $236,058.

Financial Information Systems Design and Implementation Fees

        PricewaterhouseCoopers did not render any professional services to Price Legacy of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X during the 2002 fiscal year.

All Other Fees

        The aggregate fees billed for services rendered by PricewaterhouseCoopers, other than fees or services referenced under "Audit Fees," during the 2002 fiscal year were $121,614. The aggregate fees billed for services rendered by Ernst & Young for procedures performed to provide consents to the reference of its audit reports for prior year's financial statements were $4,647.

PERFORMANCE GRAPH

        The following performance graph compares the performance of the common stock to the Nasdaq Combined Composite Index and to the published National Association of Real Estate Investment Trust's All Equity Total Return Index, or the NAREIT Equity Index, in each case for the period commencing December 31, 1997 through December 31, 2002. The NAREIT Equity Index includes all tax qualified REITs listed on the New York Stock Exchange, AMEX and the Nasdaq National Market. The graph assumes that the value of the investment in the common stock and each index was $100 at December 31, 1997 and that all dividends were reinvested. The stock price performance shown on the graph is not necessarily indicative of future price performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indebtedness of Management

        In 1998, Excel Legacy loaned to some of its officers, including each of the Named Executive Officers, an aggregate amount of approximately $10.9 million representing approximately 50% of the purchase price of shares of Excel Legacy common stock purchased by the officers at that time. Price Legacy assumed the loans receivable from these officers in the merger. Following the merger, shares of common stock secured the loans. Loans to some of the officers were recourse against the officers in the amount of any deficiency between the value of the pledged shares of common stock and the outstanding balance of the loan. The remaining loans were non-recourse, but were secured by the pledged shares of common stock. One of the officers used personal funds to repay his loan in its entirety prior to maturity. The remaining loans matured on March 31, 2003. On that date, Price Legacy acquired from the officers with non-recourse loans the common stock pledged as collateral and cancelled the officers' remaining obligations under the loans. In the case of the recourse loans, Price Legacy acquired from the officers the common stock pledged as collateral, and the officers repaid the remaining balance of their loans.

        The following table provides, with respect to each executive officer who had a loan from Price Legacy described above, the outstanding balance of the loan, with accrued interest, at maturity, the number of pledged shares surrendered to Price Legacy, and the recourse payment from the officer to Price Legacy (if any).

Name	Outstanding Loan Balance at Maturity	Pledged Shares Surrendered at Maturity	Recourse Payment (if any)
Gary B. Sabin	$4,586,188	1,016,899	—
Richard. B. Muir	1,472,394	305,666	—
Graham R. Bullick, Ph.D.	1,542,394	306,027	$62,782
Mark T. Burton	1,542,394	322,754	—
James Y. Nakagawa(1)	—	—	—
S. Eric Ottesen	1,542,394	308,619	53,062
Ronald H. Sabin(2)	1,612,394	341,413	—
David A. Lund(3)	1,441,767	306,012	—

(1)
Mr. Nakagawa repaid his loan with personal funds prior to maturity. Mr. Nakagawa's outstanding loan balance was $40,331 at the time of repayment.

(2)
Ronald H. Sabin is a former officer of Excel Legacy who resigned prior to the merger, and the brother of Gary B. Sabin, former Co-Chairman and Chief Executive Officer of Price Legacy. Ronald H. Sabin's loan was secured by 341,413 shares of Price Legacy common stock and recourse against Mr. Ronald Sabin in the amount of $122,281. Upon maturity, Price Legacy acquired the 341,413 pledged shares and cancelled the remaining obligations under his loan, including the recourse amount.

(3)
David A. Lund is a former officer of Excel Legacy who resigned prior to the merger. Mr. Lund's loan was unsecured and recourse against Mr. Lund in the full amount of the loan. Price Legacy acquired 306,012 shares of Price Legacy common stock owned by Mr. Lund and cancelled the remaining obligations under his loan.

Management Resignations; Termination and Release Agreement

        Messrs. Sabin, Muir, Bullick and Ottesen, former members of Price Legacy's senior management, resigned from their positions with Price Legacy effective October 15, 2003, including the resignation of

Messrs. Sabin and Muir from Price Legacy's board of directors. In connection with their resignations, Price Legacy entered into a resignation and release agreement providing for the following:

  •
  Price Legacy agreed to pay to each of Messrs. Sabin, Muir, Bullick and Ottesen his base salary and accrued vacation pay through October 15, 2003 and to reimburse all business expenses incurred through October 15, 2003 in accordance with Price Legacy's standard policies;

  •
  Price Legacy agreed to maintain for each of Messrs. Sabin, Muir, Bullick and Ottesen, their spouses and dependents, until October 15, 2004, the medical, hospitalization, dental, disability and life insurance programs in which the officers, their spouses and dependents were participating immediately prior to October 15, 2003 at the current levels;

  •
  all options to purchase shares of Price Legacy's capital stock granted to Messrs. Sabin, Muir, Bullick and Ottesen became fully vested as of October 15, 2003 and will continue to be outstanding and exercisable, and the expiration date of such options will be extended until October 15, 2004;

  •
  each of Messrs. Sabin, Muir, Bullick and Ottesen will receive any other rights, compensation and/or benefits as may be due to them under the terms and provisions of the 401(k) Plan;

  •
  any restrictions on the ability of Messrs. Sabin, Muir, Bullick or Ottesen to engage in any activities, directly or indirectly, in competition with Price Legacy, or to make any investment in competition with Price Legacy contained in their employment agreements were terminated; and

  •
  Messrs. Sabin, Muir, Bullick and Ottesen, on the one hand, and Price Legacy, on the other hand, provided customary mutual releases of claims for events occurring prior to October 15, 2003.

        In connection with these resignations, Price Legacy also entered into a master separation agreement with Messrs. Sabin, Muir, Bullick and Ottesen that established certain additional arrangements between Price Legacy and the resigning officers, including:

  •
  the purchase by Price Legacy of 2,267,000 shares of common stock held by the Mr. Sabin and certain related entities for a purchase price of $4.00 per share, which occurred on October 23, 2003, and the application of the proceeds to pay the purchase price of the real estate transactions described below;

  •
  the sublease by Price Legacy of Price Legacy's interest in the Excel Centre Office Building and a grant by Price Legacy of the right to purchase all of Price Legacy's rights and interest in the Excel Centre Office Building for an aggregate purchase price equal to $14.7 million;

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  the sale by Price Legacy of real estate known as the Redhawk II land, including the assignment by Price Legacy of all plans and entitlements related to the Redhawk II land, for an aggregate purchase price equal to $4,754,082; and

  •
  a lease by Price Legacy of the office space in the Excel Centre Office Building that is used by Price Legacy for its corporate headquarters at market rates and other terms mutually agreed by the parties.

Warburg Pincus Stock Sale

        On September 9, 2003, the Warburg Pincus Entities entered into a purchase agreement with The Price Group under which the Warburg Pincus Entities will sell to The Price Group, or its assignees, all Price Legacy securities held by the Warburg Pincus Entities, including 17,985,612 shares of Series B preferred stock, 5,000,000 shares of common stock and warrants to purchase 2,500,000 shares of common stock. The Warburg Pincus Entities' stock sale is expected to be completed on January 5,

2004. In connection with the completion of the stock sale, Messrs. Leibowitz and Keating will resign from Price Legacy's board of directors.

        In the event that the stock sale to The Price Group or its assignees is not completed, Price Legacy has agreed, upon notification from the Warburg Pincus Entities of their good faith intention to effect a bona fide sale of all of any portion of their Price Legacy securities to another purchaser, to promptly grant to such purchaser an exception from the stock ownership and transfer restrictions contained in Price Legacy's charter if Price Legacy's board of directors determines that the exception may be granted in accordance with its charter and if the purchaser provides the representations and covenants requested by Price Legacy's board of directors to ensure that the exception does not result in a violation of Price Legacy's status as a REIT.

Corporate Restructuring

        As indicated in a press release issued on September 22, 2003, Price Legacy is considering a number of transactions that are intended to result in a simplification of Price Legacy's capital structure. These transactions may include one or more of the following:

  •
  a 1-for-4 reverse split of Price Legacy's common stock;

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  an offer to exchange shares of Price Legacy's common stock for Price Legacy's outstanding Series A preferred stock;

  •
  the eventual redemption of Price Legacy's Series A preferred stock that is not exchanged (subject to the availability of requisite financing); and

  •
  an exchange of shares of Price Legacy's common stock for Price Legacy's Series B preferred stock that is being sold by the Warburg Pincus Entities.

        The precise terms of these transactions will be determined based on continuing review of Price Legacy and its properties and other factors, and remain subject to significant uncertainties, including the possibility of intervening events. There can be no assurance that any or all of them will be completed. However, the transactions are expected to be governed primarily by the following goals and assumptions:

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  achieving a simplified capital structure with a single class of equity securities outstanding;

  •
  increasing the likelihood that dividends would be paid on the common stock following the elimination of all or substantially all of the Series A preferred stock and Series B preferred stock, which, combined with the increased stock price attributable to the reverse stock split, may increase the marketability and liquidity of the common stock;

  •
  valuing the common stock, for the purposes of these transactions, at $4.00 per share;

  •
  valuing the amount of common stock to be offered for the Series A preferred stock at between $16.50 and $16.80, plus accrued dividends; and

  •
  valuing the amount of common stock to be exchanged for the Series B preferred stock at $5.56 per share, plus accrued dividends.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

        Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of ten percent or more of Price Legacy's common stock and/or Series A preferred stock are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of the common stock and/or Series A preferred stock. Based solely on its review of the forms received by it, Price Legacy believes that all filing requirements applicable to its executive officers, directors and beneficial owners of more than ten percent of its common stock and/or Series A preferred stock were complied with during 2002.

OTHER BUSINESS

        No other matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters should properly come before the annual meeting, however, the persons named in the accompanying proxy will vote all proxies in accordance with their best judgment.

By Order of the Board of Directors

Jack McGrory Chairman of the Board, President and Chief Executive Officer

San Diego, California
October 31, 2003

PROXY

PRICE LEGACY CORPORATION
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 16, 2003

        The undersigned stockholder(s) of Price Legacy Corporation, a Maryland corporation (Price Legacy), hereby constitutes and appoints Jack McGrory and Robert M. Siordia, and each of them, attorneys and proxies of the undersigned, each with power of substitution, to attend the Annual Meeting of Stockholders of Price Legacy to be held on December 16, 2003 and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES SET FORTH
IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT UNLESS THE CONTRARY IS
INDICATED IN THE APPROPRIATE PLACE ON THE REVERSE SIDE.

        The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and proxy statement and revokes any proxy heretofore given with respect to such meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PRICE LEGACY CORPORATION. PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED	Please Mark Here for ☐ Address Change or Comments SEE REVERSE SIDE
1.
To elect six persons to Price Legacy's board of directors to serve a one-year term or until their successors have been duly elected and qualified. The nominees for election are:

Series A Preferred Stock Nominees		Warburg Pincus Nominees
01 Jack McGrory	03 Murray Galinson	05 Reuben S. Leibowitz
02 James F. Cahill	04 Keene Wolcott	06 Melvin L. Keating

To the extent this proxy represents votes entitled to be cast by the holders of Price Legacy's Series A preferred stock, this proxy will be voted as directed hereon on the election of only the nominees designated as the Series A Preferred Stock Nominees. To the extent this proxy represents votes entitled to be cast by the Warburg Pincus Entities (as described in the accompanying proxy statement), this proxy will be voted as directed hereon on the election of only the nominees designated as the Warburg Pincus Nominees.
	FOR ALL nominees listed above (except indicated to the contrary below) ☐	WITHHOLD AUTHORITY to vote for all nominee(s) listed above ☐

Because Price Legacy's board of directors has not nominated anyone for election at the annual meeting to fill the vacancies created by the resignation of Gary B. Sabin and Richard B. Muir, who were the only directors elected by the holders of Common Stock and Series A Preferred Stock, voting together as a single class, no matters are being submitted to holders of Common Stock at the annual meeting.
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature(s) of Stockholder(s)	Dated:	2003

PLEASE DATE AND SIGN THIS PROXY EXACTLY AS YOUR NAME OR NAMES APPEAR BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SHARES ARE HELD BY A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SHARES ARE HELD BY A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

FOLD AND DETACH HERE

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
PROPOSAL 1: ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary Compensation Table
Aggregated Option Exercises in 2002 and Fiscal Year-End Option Values
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
OTHER BUSINESS